Exhibit 10.8

Property Address: 844 N. 47TH Avenue, Phoenix, AZ

PURCHASE AND SALE AGREEMENT

dated as of

December 1, 2017

made by and between

THE REALTY ASSOCIATES FUND X, L.P. as Seller

and

NR 844 NORTH LLC, as Purchaser

TABLE OF CONTENTS

Article I	SALE OF THE PROPERTY		6
	1.1	Sale of Property	6
	1.2	No Representations	7
	1.3	No Reliance	7
	1.4	Acceptance of Deed	7
	1.5	“AS IS”	7
	1.6	Seller Release from Liability	8
	1.7	Purchaser’s Waiver of Objections	10
	1.8	Release Limitations	10
	1.9	Survival	11

Article II	PURCHASE PRICE		11
	2.1	Purchase Price	11

Article III	DEPOSIT AND OPENING OF ESCROW		11
	3.1	Deposit	11
	3.2	Interest Bearing	11
	3.3	Application	12
	3.4	Independent Consideration	12

Article IV	CONDITIONS TO CLOSING		12
	4.1	Conditions to Purchaser’s Obligation to Purchase	12
	4.2	Conditions to Seller’s Obligation to Sell	15
	4.3	No Financing Contingency	16
	4.4	Failure or Waiver of Conditions Precedent	16

Article V	THE CLOSING		17
	5.1	Date and Manner of Closing	17
	5.2	Closing	17
	5.3	Delay in Closing; Authority to Close	17

Article VI	PROPERTY DOCUMENTS		17
	6.1	Review and Approval of Documents and Materials	17
	6.2	Reliability of Information	17

Article VII	INSPECTIONS		18

Article VIII	TITLE AND SURVEY		19
	8.1	Title Documents	19
	8.2	Survey	19
	8.3	Title Objections	19
	8.4	Title Updates	19
	8.5	Encumbrances	20
	8.6	Notice of Commencement	20
	8.7	Seller’s Failure to Remove	20

Article IX	RISK OF LOSS		20
	9.1	Casualty	20
	9.2	Condemnation	21

Article X	OPERATION OF THE PROPERTY		21
	10.1	Operations	21
	10.2	Tenant Defaults	21
	10.3	Service Agreements	21
	10.4	Intentionally Omitted
	10.5	Leases	21
	10.6	Intentionally Omitted
	10.7	Purchaser Assumes Costs	22

Article XI	CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS		22
	11.1	General	22
	11.2	Prorations	23
	11.3	Rents	24
	11.4	Costs Incurred Under New Leases	24
	11.5	Security Deposits	25
	11.6	Final Adjustment After Closing	25
	11.7	Actual Number of Days	25

Article XII	DEFAULT		26
	12.1	Default by Purchaser	26
	12.2	Default by Seller	26

Article XIII	REPRESENTATIONS AND WARRANTIES		26
	13.1	Seller’s Representations	26
	13.2	Definition of Seller’s Knowledge	28
	13.3	Purchaser’s Representations, Warranties, and Covenants	29
	13.4	Seller Survival Period	30
	13.5	Purchaser Survival Period	30

Article XIV	ESCROW PROVISIONS		30

Article XV	GENERAL PROVISIONS		32
	15.1	No Agreement Lien	32
	15.2	Confidentiality	32
	15.3	Headings/Incorporation	32
	15.4	Brokers	32
	15.5	Modifications	32
	15.6	Notices	33
	15.7	Assignment	34
	15.8	Further Assurances	34
	15.9	Governing Law	34

15.10	Offer Only	34
15.11	Access to Property Files	34
15.12	E-Mail or PDF Signatures	34
15.13	Severability	35
15.14	No Waiver	35
15.15	Counterparts	35
15.16	Limitation of Liability	35
15.17	Waiver of Jury Trial	36
15.18	Successors and Assigns	36
15.19	No Partnership or Joint Venture	36
15.20	No Recordation	36
15.21	Designation Agreement	36
15.22	Section 1031 Exchanges	37
15.23	Survival	37
15.24	Calculation of Time Periods	38
15.25	State Law Provisions

SCHEDULE 1 – RULES OF CONSTRUCTION

SCHEDULE 2 – OUTSTANDING TI COSTS AND LEASING COMMISSIONS

EXHIBIT A – LEGAL DESCRIPTION

EXHIBIT B – SCHEDULE OF EXISTING TENANTS

EXHIBIT B1 – SCHEDULE OF SECURITY DEPOSITS

EXHIBIT C – LIST OF SERVICE AGREEMENTS

EXHIBIT D – BARGAIN AND SALE DEED

EXHIBIT E – ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT F – FIRPTA CERTIFICATE

EXHIBIT G – BILL OF SALE

EXHIBIT H – OWNER’S AFFIDAVIT

EXHIBIT I – TENANT ESTOPPEL CERTIFICATE

EXHIBIT J –CONFIDENTIALITY AGREEMENT

EXHIBIT K – SITE ACCESS AND INDEMNIFICATION AGREEMENT

EXHIBIT L – TENANT NOTIFICATION LETTER

EXHIBIT M – INTENTIONALLY OMITTED

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated and made as of the 1st day of December, 2017 (the “Effective Date”) by and between NR 844 NORTH LLC, a Delaware limited liability company, with an office at c/o Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017 (“Purchaser”), as seller, and THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership, with an office at 28 State Street, 10th Floor, Boston, Massachusetts 02109 (“Purchaser”), as purchaser.

RECITALS

A. Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Property (as hereinafter defined), upon the terms and conditions set forth in this Agreement.

B. Certain rules of construction for interpreting this Agreement are set forth on Schedule 1 attached hereto which is hereby incorporated in and constitutes part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

ARTICLE I

SALE OF THE PROPERTY

1.1 Sale of Property. Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from Seller, subject to and in accordance with the provisions of this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(a) Land. That certain parcel of real property located in the City of Phoenix, Maricopa County, Arizona as more particularly described in Exhibit A attached hereto (collectively, the “Land”);

(b) Appurtenances. All easements, licenses, privileges and other rights appurtenant to the Land (collectively, the “Appurtenances”);

(c) Improvements. All improvements located on the Land (collectively, the “Improvements”);

(d) Leases. All leases, licenses or other occupancy agreements, including all amendments thereto and guaranties thereof, affecting the Land and Improvements which are shown on Exhibit B attached hereto and any New Leases (as hereinafter defined) (collectively, the “Leases”) and any and all security deposits under such Leases;

(e) Fixtures and Personal Property. All fixtures, machinery systems, equipment and personal property owned by Seller attached or appurtenant to, located on and used in connection with the ownership, use, maintenance and operation of the Land or the Improvements (collectively, the “Fixtures and Personal Property”);

(f) Service Agreements. All service agreements listed on Exhibit C attached hereto and any New Service Agreements (as defined in Section 10.3) (collectively, the “Service Agreements”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall terminate at Closing, and Purchaser shall not assume, any property or asset management agreement or any leasing commission/brokerage agreement and such agreements and/or contracts shall not, in any event, be or be deemed to be Service Agreements; and

(g) Intangible Property. All of the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, permits, plans, development rights, warranties, guarantees and floor plans, plans and specifications and trade names associated with the Land or the Improvements and the Fixtures and Personal Property (the “Intangible Property”).

1.2 No Representations. Except for Seller’s representations and warranties set forth in Article XIII and in the Closing Documents (as hereinafter defined) executed by Seller (collectively, “Seller’s Representations”), Seller makes no express or implied representation or warranty with respect to the Property or otherwise, and to the extent permitted by law, excludes and disclaims any and all statutory and other representations and/or warranties.

1.3 No Reliance. Purchaser agrees that except for Seller’s Representations, Purchaser is not relying on and has not relied on any statements, promises, information or representations made or furnished by Seller or by any real estate broker, agent or any other person representing or purporting to represent Seller but rather is relying solely on its own expertise and on the expertise of its consultants and on the inspections and investigations Purchaser and its consultants has or will conduct.

1.4 Acceptance of Deed/Purchase Price. Purchaser hereby acknowledges and agrees that the acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller to be performed under this Agreement except those, if any, which are herein specifically stated to survive Closing (as hereinafter defined) and the delivery of the Deed. No agreement or representation or warranty made in this Agreement by Seller will survive Closing and the delivery of the Deed, unless expressly provided otherwise herein or in the Closing documents. Seller hereby acknowledges and agrees that the acceptance of the full Purchase Price by Seller shall be deemed to be full performance and discharge of every agreement and obligation on the part of Purchaser to be performed under this Agreement except those, if any, which are herein specifically stated to survive closing or in the Closing documents. No agreement or representation made in this Agreement by Purchaser will survive the delivery of the Deed, unless expressly provided otherwise herein or in the Closing Documents.

1.5 “AS IS”. EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY

IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER AGREES (A) TO TAKE THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLER AS TO THE CONDITION OF THE PROPERTY, AS TO THE TERMS OF ANY LEASES, SERVICE AGREEMENTS OR OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, NOW OR ON THE CLOSING DATE (AS HEREINAFTER DEFINED). SUBJECT TO AND WITHOUT LIMITING PURCHASER’S RIGHTS UNDER ARTICLE IX, PURCHASER AGREES TO ACCEPT THE PROPERTY IN THE CONDITION EXISTING ON THE CLOSING DATE, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER WHETHER LATENT OR PATENT AND WHETHER NOW OR HEREAFTER EXISTING.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS EXAMINED, OR PRIOR TO CLOSING WILL EXAMINE, ALL LEASES AND SERVICE AGREEMENTS. PURCHASER ACKNOWLEDGES THAT AS OF THE CLOSING DATE, PURCHASER WILL HAVE INSPECTED THE PROPERTY AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH FINANCIAL INVESTIGATIONS AND STUDIES ON OR OVER THE PROPERTY AND ADJACENT AREAS AS IT DEEMS NECESSARY AND, EXCEPT FOR THE EXCEPTED CLAIMS (AS HEREINAFTER DEFINED), HEREBY WAIVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING THE PROPERTY AND ITS CONDITION, INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW-BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATING TO CERCLA (AS HEREINAFTER DEFINED), RCRA (AS HEREINAFTER DEFINED), TSCA (AS HEREINAFTER DEFINED), PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGICAL CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS, AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS (AS HEREINAFTER DEFINED) ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. PURCHASER FURTHER ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.

1.6 Seller Release from Liability. Except with respect to Seller’s Representations, Purchaser hereby fully and forever waives, and Seller hereby fully and forever disclaims and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Property, whether express, implied or otherwise, including warranties of fitness for a particular purpose, tenantability, habitability or use. Purchaser agrees that:

(a) Except for any Claims (as defined below) arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s Representations (“Excepted Claims”), Purchaser and anyone claiming by, through or under Purchaser hereby, subject to Section 1.8 hereof, waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, affiliates, parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations acting in Seller’s behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of action (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be Hazardous Materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement. For the purpose of this Agreement: (i) the term “Hazardous Materials” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is defined or regulated under any Environmental Law, and includes, without limitation, (a) mold, asbestos, polychlorinated biphenyls, and petroleum (including petroleum products or derivatives, crude oil or any fraction thereof), and (b) any material classified or regulated as “hazardous waste” pursuant to RCRA; and (ii) the term “Environmental Laws” means all federal, state, regional, county and local statutes, regulations. ordinances, rules, regulations and policies, all court and administrative orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever, including to those relating to the presence, manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, water (including surface water, groundwater, and stormwater) or soil (including subsoil) contamination or pollution; the presence or release (which shall include, (a) any intentional, unintentional, knowing or unknowing presence, spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing any Hazardous Substances at, on or into the indoor or outdoor environment or otherwise in, onto, from or about the air, water (including surface waters and groundwater), soils, subsoils or any other surface or media on-site or off-site, and (b) the abandonment or discarding of barrels, drums, containers, underground tanks, or any other receptacles ever containing any Hazardous Materials) of Hazardous Materials, protection of wildlife, endangered species, wetlands or natural resources; health and safety of employees and other persons; and notification requirements relating to the foregoing, including the following statutes, and regulations adopted thereunder: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation Recovery Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act of

1977, 33 U.S.C. § 1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. (“TSCA”); the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act, 19 U.S.C. § 6251 et seq.

(b) Except for the Excepted Claims, Purchaser agrees that under no circumstances will it make any claim against, bring any action, cause of action or proceeding against, or assert any liability upon, Seller, its agents, consultants, contractors, or any other persons who prepared or furnished any of the Property Documents (as hereinafter defined) (such parties, collectively, the “Property Documents Preparers”) as a result of the inaccuracy, unreliability or insufficiency of, or any defect or mistake in, any of the Property Documents (including the negligence of any Property Documents Preparer in connection with the preparation or furnishing of any of the Property Documents), and Purchaser hereby fully and forever releases, acquits and discharges Seller and each Property Documents Preparer of and from any such claims, actions, causes of action, proceedings or liability, whether known or unknown. Except as otherwise set forth herein, this release expressly includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release of Seller.

(c) To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims, except for Excepted Claims.

1.7 Purchaser’s Waiver of Objections. Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge that any written disclosures or actual discoveries made by Purchaser prior to Closing shall constitute notice to Purchaser of the matter disclosed or discovered, and Seller shall have no further liability as to such disclosed or discovered matters if Purchaser thereafter consummates the transaction contemplated hereby.

1.8 Release Limitations. Notwithstanding anything herein to the contrary (a) Purchaser has not released Seller, and Seller will remain liable for, any breach of any representation, warranty, covenant or indemnity set forth herein or in any closing documents which expressly survives the Closing for the period of such survival, subject to Seller’s limitation of liability set forth in Section 15.16 hereof; and (b) Seller acknowledges and agrees that (i) Purchaser shall have the right to defend (but Purchaser has no right to assert, file or otherwise proceed with a contribution, indemnity or other claim against Seller) any government or third-party claim by alleging that Seller, not Purchaser, is liable for such claim, and (ii) Purchaser has not assumed, and has no obligation to indemnify Seller for, any governmental or third party claims asserted after the Closing to the extent applicable to any act or omission taken or failed to be taken prior to the Closing, except to the extent Purchaser does assume any obligations relating to pre-Closing periods pursuant to the terms of this Agreement (including, without limitation, the terms of Section 11.5 (security deposits) hereof). This provision shall survive the Closing and delivery of the Deed.

1.9 Survival. Seller and Purchaser have agreed upon the Purchase Price (defined below) relating to the Property and other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7, which Sections shall indefinitely survive Closing and the delivery of the Deed or termination of this Agreement and shall not be deemed merged into the Deed or other documents executed and delivered by Purchaser or Seller, or both, at or in connection with Closing (the Deed together with such other documents, collectively, the “Closing Documents”), and Seller agreeing to the provisions of Section 1.8, which Section shall survive Closing and the delivery of the Deed or termination of this Agreement.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The purchase price is SIXTEEN MILLION EIGHT HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($16,850,000.00) (the “Purchase Price”). The Purchase Price, net to Seller without deduction, credit to Purchaser or expense to Seller, except as expressly provided otherwise in this Agreement, will be deposited by Purchaser with Escrow Agent (as defined in Section 3.1) no later than the time of Closing by wire transfer of immediately available federal funds. No portion of the Purchase Price shall be allocated, nor attributable, to any items of personal property. The Purchase Price must be received by Escrow Agent by 1:00 P.M. on a particular day in order for Closing to be deemed to have taken place as of such date.

ARTICLE III

DEPOSIT AND OPENING OF ESCROW

3.1 Deposit. Within three (3) Business Days following the Effective Date (time being of the essence), Purchaser will deposit ONE MILLION and 00/100 DOLLARS ($1,000,000.00) (the “Deposit”) with Chicago Title Insurance Company, 2828 Routh Street, Suite 800, Dallas, Texas 75201 (in such capacity, “Escrow Agent”) by wire transfer of immediately available federal funds and will provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number. If Purchaser fails to deposit the Deposit within the time period provided for in this Section 3.1, Seller may, at any time prior to Escrow Agent’s receipt of the Deposit, terminate this Agreement, in which event this Agreement shall be terminated and thereafter neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement.

3.2 Interest Bearing. The Deposit shall be held by Escrow Agent in an interest-bearing escrow account with the banking institution set forth in Section 14.1(a). All interest and income on the Deposit will be remitted to the party entitled to the Deposit pursuant to this Agreement.

3.3 Application. If Closing occurs, the Deposit will be credited against the Purchase Price at Closing. If Closing does not occur in accordance with the provisions hereof, the Deposit shall be delivered to the party entitled to the Deposit, as provided in this Agreement. In all events, the Deposit shall be held in escrow by Escrow Agent, in trust in accordance with the provisions of Article XIV.

3.4 Independent Consideration. Within three (3) Business Days following the Effective Date, Purchaser shall pay to Seller as further consideration for this Agreement, in cash, by certified or bank check or by wire transfer of immediately available federal funds, the sum of ONE HUNDRED and 00/100 DOLLARS ($100.00) (the “Independent Consideration”). Such Independent Consideration shall not be part of, and shall be in addition to the Deposit and the Purchase Price. The Independent Consideration is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date, and is not refundable under any circumstances. Notwithstanding anything to the contrary contained herein, in the event the Deposit is returnable to Purchaser for any reason under this Agreement and such Independent Consideration shall not then have been paid to Seller, an amount equal to such Independent Consideration shall be withheld by the Escrow Agent from the Deposit and not delivered to Purchaser, but shall instead be delivered to Seller in satisfaction of Purchaser’s obligation to pay such Independent Consideration.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Property is expressly conditioned upon satisfaction of each of the following at the Closing (or such prior date referenced below):

(a) Performance by Seller. Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.

(b) Seller’s Deliveries. Seller’s delivery at Closing of the following, all documents to be executed originals, unless otherwise set forth below, and, if applicable, witnessed and properly acknowledged, provided, however, that delivery of the items set forth in Section 4.1(b)(iii), (iv) and (ix) may be accomplished via on-site delivery at the Property after Closing or in such other manner as agreed by Purchaser and Seller:

(i) A deed in the form attached hereto as Exhibit D (the “Deed”), subject to the following matters:

(1) Non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof which are not yet due and payable, subject to the provisions of Section 11.2;

(2) Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of Closing, or created by, through or under Purchaser;

(3) Laws and governmental rules, regulations, including all building codes, zoning regulations and ordinances, that affect the Property and its use, operation and maintenance;

(4) Such state of facts as are or as may be shown on an accurate and current survey of the Property and by inspection of the Property;

(6) Rights of tenants, as tenants only, under the terms and conditions of the Leases; and

(7) the Permitted Exceptions.

(ii) An Assignment and Assumption Agreement in the form attached as Exhibit E (the “Assignment and Assumption Agreement”);

(iii) All original Leases to the extent available (and if unavailable, copies thereof to the extent available), and all leasing and other files relating to the Property and all other licenses, certificates, permits, plans, books, records and reports, any letters of credit held as security deposits under any of the Leases and all instruments reasonably required to transfer such letters of credit to Purchaser and other materials that comprise the Intangible Property, to the extent such items are in Seller’s actual possession, all such items to be delivered within five (5) Business Days following Closing;

(iv) The Service Agreements (copies of which shall be acceptable if originals are unavailable), which are being assumed by Purchaser;

(v) A Certification in the form attached hereto as Exhibit F that Seller is not a “foreign person”;

(vi) A copy of an Assistant Secretary’s Certificate evidencing the authority of individuals to execute any instruments executed and delivered by Seller at Closing, together with a certificate of good standing of Seller;

(vii) A bill of sale in the form attached hereto as Exhibit G;

(viii) A closing statement in form and content satisfactory to Seller and Purchaser (the “Closing Statement”) signed by Seller, which Closing Statement may be transmitted via PDF;

(ix) All keys and lock combinations for the Property and all leasing and other files relating to the Property and all other licenses, certificates, permits, plans, books, records and reports and other materials that comprise the Intangible Property, to the extent such items are in Seller’s actual possession or control;

(x) Original tenant estoppel certificates executed by all tenants under existing Leases and New Leases at the Property (the “Required Tenant Estoppel

Certificates”) shall be delivered to Purchaser at least three (3) Business Days prior to Closing. Seller shall not be obligated to obtain estoppel certificates from any party occupying any portion of the Improvements pursuant to a license agreement and the portion of the Improvements occupied by such licensees shall not be included in leased square footage of the Improvements for the purpose of calculations under this Section 4.1(b)(x). Each Required Tenant Estoppel Certificate: (1) will be on the form attached to the applicable Lease, if any, or if there is no form attached to the Lease, then will be substantially on the form attached hereto as Exhibit I (provided, however, if any Lease limits the provisions to be included in any estoppel certificate, the form may be modified accordingly); (2) will not have been modified in any substantive, adverse manner; and (3) must be dated within 30 days of the Closing Date. The addition of any knowledge qualifications to an estoppel certificate will not in and of itself cause such tenant estoppel certificate to fail to satisfy the requirements for an acceptable Required Tenant Estoppel Certificate. An estoppel certificate shall be an acceptable Required Estoppel Certificate notwithstanding that such estoppel certificate may contain claims that are based on (x) facts disclosed in the Property Documents or on the Exhibits or Schedules hereto and the items referenced to thereon, including facts disclosed in the Leases, prior to the Effective Date, or (y) an assertion by the tenant that there are amounts due from landlord to such tenant allocable to periods prior to Closing and which, under the terms of this Agreement or by separate agreement, Seller has agreed or shall agree to pay prior to Closing (or to give Purchaser a credit at Closing for such amounts at Closing). If any Required Tenant Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the applicable Lease or contains information inconsistent with any representations of Seller contained in this Agreement and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Required Tenant Estoppel Certificate shall be deemed acceptable for purposes of this Section 4.1(b)(x), notwithstanding the existence of such allegations, statements or information and Seller shall have no liability whatsoever to Purchaser hereunder with respect to the existence of such allegations, statements or information. If a tenant’s obligations have been guaranteed and if the Lease or the guaranty require the guarantor to sign a certification, the estoppel certificate must include a certification by the applicable guarantor that the guaranty remains in effect in accordance with its terms. If the Lease or guaranty does not require guarantor to sign a certification, Seller will request a certification from any guarantor but obtaining such certificate(s) is not a condition to the Closing. The completed forms of the estoppel certificates must be prepared by Seller and submitted to Purchaser for Purchaser’s review and approval, prior to delivery to tenant. If Purchaser fails to approve or disapprove the completed form of the tenant estoppels within two (2) Business Days after Purchaser’s receipt thereof, Purchaser will be deemed to have approved the completed form of the tenant estoppels. In the event Seller fails, for any reason, to deliver to the Purchaser the required number of Required Tenant Estoppel Certificates in accordance with the provisions of this Section 4.1(b)(x) prior to Closing, then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon Escrow Agent will return the Deposit to Purchaser and this Agreement shall be terminated and thereafter neither party shall have any further right or obligation to the other hereunder, except as otherwise set forth in this Agreement.

(xi) A Tenant Notice Letter in the form attached hereto as Exhibit L executed by Seller to be mailed out by Purchaser upon Closing;

(xii) A real estate excise tax affidavit relating to the sale of the Property;

(xiii) An owner’s affidavit in the form attached hereto as Exhibit H, with such changes requested by the Title Company in order to issue the Title Policy; and

(xiv) Such additional assignments, instruments and documents appropriate to be executed and delivered by Seller as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement provided the same are commercially reasonable and do not require disclosure of proprietary information.

(c) Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 13.1 are true and correct in all material respects as of the Closing Date as if then made.

(d) Title Insurance. The Title Company (as hereinafter defined) being prepared upon Closing to issue an American Land Title Association (or, if same is not available in the State in which the Property is located, its local equivalent) owner’s policy of title insurance (the “Title Policy”), with liability in the amount of the Purchase Price, insuring that fee title vests in the Purchaser subject only to the Permitted Exceptions, with Purchaser hereby acknowledging and agreeing that the issuance of any endorsement(s) to the Title Policy shall, under no circumstance, be a condition to Purchaser’s obligations hereunder, unless the Title Company has committed to issue the same prior to the end of the Due Diligence Period.

4.2 Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon satisfaction of each of the following at the Closing:

(a) Performance by Purchaser. Purchaser’s performance in all material respects of the obligations, covenants, and deliveries required of Purchaser under this Agreement.

(b) Receipt of Purchase Price. Receipt of the Purchase Price in the manner provided in this Agreement.

(c) Purchaser’s Deliveries. Purchaser’s delivery at Closing of the following, all documents to be executed originals , unless otherwise set forth below, and, if applicable, witnessed and properly acknowledged:

(i) The Assignment and Assumption Agreement;

(ii) The Closing Statement (signed by Purchaser), with a copy thereof to be delivered to Seller, which Closing Statement may be transmitted via email as a PDF;

(iii) A Tenant Notice Letter in the form attached hereto as Exhibit L executed by Purchaser;

(iv) A copy of the assignment of purchase and sale agreement for any assignment of this Agreement made by Purchaser and subject to the terms of Section 15.7 of this Agreement;

(v) Evidence of the authority and the incumbency of any individuals to execute any instruments executed and delivered by Purchaser at Closing, together with a certificate of good standing of Purchaser;

(vi) All applicable real estate transfer tax forms and affidavits; and

(vii) Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, provided the same are commercially reasonable and do not require disclosure of proprietary information.

(d) Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 13.3 are true and correct in all material respects as of the Closing Date as if then made.

4.3 No Financing Contingency. It is expressly understood, acknowledged and agreed by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing and the failure of Purchaser to obtain or close any financing for any reason whatsoever shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.

4.4 Failure or Waiver of Conditions Precedent. Without limiting the rights of the parties in Sections 12.1 and 12.2 below (as applicable), if any of the conditions set forth in Sections 4.1 or 4.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time or times on or after the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions benefitting such party set forth in Sections 4.1 or 4.2 above. If this Agreement is terminated as a result of any condition set forth in Section 4.1 or Section 4.2 and if Purchaser is not in default of its obligations hereunder, Escrow Agent shall promptly refund the Deposit to Purchaser. In any event, (a) Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of Closing; and (b) Seller’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions and any liability on the part of Purchaser for breaches of representations and warranties of which Seller had knowledge as of Closing.

ARTICLE V

THE CLOSING

5.1 Date and Manner of Closing. The closing of the transaction contemplated by this Agreement (“Closing”) will occur through an escrow with Escrow Agent, no later than 1:00 P.M. on December 14, 2017 (the “Closing Date”) or such earlier as is agreed by the parties. Notwithstanding the foregoing, either party shall have the right to extend the Closing Date in order to obtain the Required Tenant Estoppel Certificates until the earlier to occur of (i) five (5) Business Days after the Required Tenant Estoppel Certificates have been delivered to Purchaser or (ii) thirty (30) days after the originally scheduled Closing Date, by delivering written notice of such extension to the other party on December 13, 2017.

5.2 Closing. On or prior to the Closing Date, Purchaser and Seller shall execute the Closing Statement which shall be generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article IV, on the Closing Date, Escrow Agent will not later than 1:00 P.M. (i) deliver the Purchase Price (as adjusted pursuant to the executed Closing Statement) to Seller in the form of a wire transfer of immediately available funds, and (ii) release for recordation the Deed and such other Closing Documents as are to be recorded.

5.3 Delay in Closing; Authority to Close. If Closing does not occur on or before the Closing Date, then unless on or before the Closing Date, Escrow Agent receives a written notice from both Purchaser and Seller to the contrary, Escrow Agent will deliver all monies and documents in accordance with the provisions of this Agreement.

ARTICLE VI

DUE DILIGENCE PERIOD

6.1 Review and Approval of Documents and Materials. Within two (2) Business Days after the Effective Date, Seller will deliver to Purchaser copies of the documents (i) which pertain to the Property, (ii) are located at the Property or are in any property manager’s office and (iii) are non-proprietary and not privileged, at Seller’s sole cost and expense (the “Property Documents”). The Property Documents are the following:

(a) Copies of the Leases and all amendments;

(b) Copies of the Service Agreements;

(c) Income and expense information for the current and prior two (2) calendar years pertaining to the operation of the Property;

(d) A current rent roll for the Property; and

(e) A copy of the most recent title information and survey, if any, in Seller’s possession.

6.2 Reliability of Information. The Property Documents and other information provided by Seller to Purchaser under the terms of this Agreement are for informational purposes only. Subject to Seller’s Representations, Purchaser (a) is not in any way entitled to rely upon the accuracy of the information within the Property Documents and other information provided by Seller and (b) Purchaser will rely exclusively on its own inspections and consultants with respect to all matters Purchaser deems relevant to its decision to acquire the Property. The provisions of this Section 6.2 shall survive Closing and the delivery of the Deed or other termination of this Agreement and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

6.3 Due Diligence Period. Purchaser will have until 5:00 P.M. on December 12, 2017 (the “Due Diligence Period”) to review the Property Documents and other materials pertaining to the Property and, subject to Section 7.1, to conduct such studies, tests, interviews and inspections as it deems appropriate to analyze the feasibility of the acquisition and ownership of the Property and to determine, in Purchaser’s sole and absolute discretion, that the Property is suitable for acquisition by Purchaser.

6.4 Termination. If, for any reason or no reason, Purchaser determines in its sole and absolute discretion within the Due Diligence Period that it does not want to acquire and own the Property, Purchaser may terminate this Agreement by delivering written notice of termination (“Notice of Termination”) to Seller and Escrow Agent on or prior to the expiration of the Due Diligence Period (time being of the essence). Upon receipt of such Notice of Termination, Escrow Agent shall forthwith refund the Deposit to Purchaser without the need for any further action and Seller and Purchaser shall be released from all further obligations to each other under this Agreement (with the exception of those obligations which expressly survive termination). If Purchaser fails to deliver a Notice of Termination as provided herein, Purchaser will be deemed to have approved acquisition of the Property and to have waived any right to (a) terminate this Agreement pursuant to this Article VI, and (b) will have no further right to terminate this Agreement, except as may be otherwise specifically provided for in this Agreement.

ARTICLE VII

INSPECTIONS

7.1 Inspections. Either Purchaser or an Affiliated Entity (as such term is defined in Section 15.7) may have previously executed and delivered a separate Site Access and Indemnification Agreement to Seller or an affiliate of Seller, a form of which or an executed copy of which is attached hereto as Exhibit K and the provisions of the Site Access and Indemnification Agreement attached hereto as Exhibit K (whether as a form or an executed copy) are incorporated by reference as if fully set forth herein and shall benefit Seller as “Owner” thereunder provided, however, that the provisions of Section 21 of the Site Access and Indemnification Agreement are not incorporated herein. The provisions of such Site Access and Indemnification Agreement, whether executed as a separate document or incorporated as part of this Agreement by reference to the form attached as Exhibit K are hereby extended through the Closing or other termination of this Agreement. In furtherance of the foregoing, if Purchaser’s Affiliated Entity executed and delivered the Site Access and Indemnification Agreement to Seller or an affiliate of Seller, Purchaser hereby agrees to be bound by the provisions thereof.

ARTICLE VIII

TITLE AND SURVEY

8.1 Title Documents. Purchaser acknowledges receipt of a commitment for title insurance (“Title Commitment”) for the Property from the Dallas office of Chicago Title Insurance Company (in such capacity, the “Title Company”).

8.2 Survey. Within two (2) Business Days after the Effective Date, Purchaser will order any recertification of Seller’s existing survey or a new survey (in each case, the “Survey”) that Purchaser has elected to obtain.

8.3 Title Objections. Purchaser will have until the 6:00 p.m. EST on December 8, 2017 to examine title to the Property and the Survey and in Purchaser’s sole discretion to object, by delivery of a notice of objections to Seller, time being of the essence, to any exceptions to title disclosed on the Title Commitment and to any matters disclosed on the Survey (the “Exceptions”). In no event shall Exceptions include any Monetary Lien Removal Obligations (as defined below). Upon receipt of such objections from Purchaser, Seller may, but is under no obligation to, remove or agree to remove the objectionable Exceptions, except Seller agrees to cause to be removed at Closing any liens, mortgages or deeds of trust recorded against the Property created by, through or under Seller and any security instrument(s) recorded against the Property in connection with the foregoing (“Monetary Lien Removal Obligation”). If Seller or Title Company does not (or does not agree to) remove or insure over (without payment of additional premium) the objectionable Exceptions on or before the expiration of the Due Diligence Period, Purchaser may terminate this Agreement in accordance with Article VI. If Purchaser fails to terminate this Agreement in accordance with Article VI, the Exceptions and all other matters otherwise affecting title to the Property, except those matters Seller and/or the Title Company has removed or insured over or agreed to remove or insure over or which Seller is obligated to remove, will constitute the “Permitted Exceptions”.

8.4 Title Updates. If any supplemental title commitment or update issued subsequent to the date of the Title Commitment contains exceptions (the “New Exceptions”) other than those in the Title Commitment, Purchaser will be entitled to object to the New Exceptions by delivery of a notice of objections to Seller on or before the date that is five (5) days following Purchaser’s receipt of such supplement or update or, if earlier, the Closing Date (time being of the essence). If Purchaser fails to deliver to Seller a notice of objections on or before such date (time being of the essence), Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have not less than ten (10) days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such ten (10) day period and for five (5) days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to remove or insure over the objectionable New Exceptions. If, within the ten (10) day period, Seller or Title Company does not (or does not agree to) remove or insure over the objectionable New Exceptions, then Purchaser may terminate this Agreement upon notice to Seller no later than five (5) days following expiration of the (10) day cure period. If Purchaser terminates this Agreement, the Deposit will be promptly returned to Purchaser, and the parties shall be released from all further obligations under this Agreement (except those that expressly survive termination of this Agreement). If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller and/or Title Company has removed or insured over or agreed to remove or insure over) will be included as Permitted Exceptions.

8.5 Encumbrances. The existence of mortgages, liens, or other encumbrances not permitted hereby shall not be objections to title but must be removed by Seller at the Closing by delivery to the Title Company at the Closing of properly executed instruments in recordable form necessary to satisfy the same together with recording and/or filing fees (or an appropriate credit against the Purchase Price given for such fees), and Purchaser and Seller agree that such mortgages, liens or other encumbrances may be paid out of the cash consideration to be paid by Purchaser.

8.6 Notice of Commencement. Work affecting the Property performed or to be performed by or on behalf of a tenant or subtenant under a Lease will not be Seller’s responsibility. Accordingly, notices of commencement of work to be performed by contractors or subcontractors engaged by such tenants or subtenants will not constitute objections to title.

8.7 Seller’s Failure to Remove. If Seller fails on or before Closing to remove any objectionable Exception or New Exception that Seller agreed in accordance with the terms of this Article to remove, then Purchaser may elect either to close with no adjustment to the Purchase Price or to terminate this Agreement and receive the Deposit back. If Seller fails on or before Closing to remove any Monetary Lien Removal Obligation, then Purchaser may elect either to close with no adjustment to the Purchase Price or to exercise its remedies under Section 12.2 of this Agreement.

ARTICLE IX

RISK OF LOSS

9.1 Casualty. If the Property is damaged or destroyed by fire or other casualty prior to Closing then promptly after Seller becomes aware of the damage or destruction Seller will notify Purchaser thereof (the “Damage Notice”). If the cost of repair is less than two percent (2%) of the Purchase Price, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction; provided, however, that Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from such casualty damage and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned. If the cost of repair is equal to or greater than two percent (2%) of the Purchase Price, Purchaser may elect to terminate this Agreement by delivering written notice to Seller within ten (10) days after the date of the Damage Notice (and Closing will be extended as needed to provide for such 10-day period), in which event the Deposit will be returned to Purchaser. If Purchaser does not terminate this Agreement within the 10-day period, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from the casualty and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned.

9.2 Condemnation. If, prior to Closing, a condemnation or eminent domain proceeding (“Taking”) is commenced against the Property, Seller will give Purchaser notice within ten (10) days after Seller receives notice that the proceeding has commenced.

(a) If the Taking is a Material Taking (as hereinafter defined), Purchaser may, by written notice to Seller (“Taking Notice”) elect to terminate this Agreement, which Taking Notice shall be sent no later than thirty (30) days after receipt of Seller’s notice (and Closing will be extended as needed to provide for such 30-day period). For purposes of this Agreement, a “Material Taking” shall be a Taking which (i) causes a material reduction in size of the Property or materially or adversely interferes with the planned use and operation of the Property, (ii) materially or adversely affects the ingress and egress to or from the Property, or (iii) in Purchaser’s reasonable opinion, adversely affects the market value of the Property;

(b) If the Taking is not a Material Taking or if it is a Material Taking and Purchaser does not give Seller a Taking Notice in accordance with Section 9.2(a), Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and Seller shall assign to Purchaser all rights, if any, to receive the award payable as a result of such proceeding.

ARTICLE X

OPERATION OF THE PROPERTY

10.1 Operations. From the Effective Date through the Closing Date, Seller will continue to operate and maintain the Property substantially consistent with its standards of operation and maintenance prevailing immediately prior to the Effective Date.

10.2 Tenant Defaults. It is agreed that no representations have been made and no responsibility is assumed by Seller with respect to the continued occupancy of the Property or any part thereof by any tenant or tenants or subtenant or subtenants now or hereafter in possession. Seller will not institute any proceedings against a tenant without Purchaser’s prior approval which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser will be deemed to have approved commencement of proceedings if Purchaser fails to respond within three (3) Business Days after Purchaser receives written notice of Seller’s intent to commence proceedings.

10.3 Service Agreements. Seller may not, without Purchaser’s consent, enter into new service agreements and amend existing Service Agreements (collectively, “New Service Agreements”) with respect to the Property. Purchaser will be deemed to have consented to any proposed New Service Agreement unless Seller receives written notice from Purchaser, specifically setting forth the areas of objection within three (3) Business Days following receipt by Purchaser of the proposed New Service Agreement.

10.4 Leases. Seller may not, without Purchaser’s consent, enter into new leases and amend existing Leases (“New Leases”) with respect to the Property, including agreements to make leasehold improvements and pay leasing commissions. Purchaser will be deemed to have consented to any proposed New Lease unless Seller receives written notice from Purchaser, specifically setting forth the areas of objection within three (3) Business Days following receipt by Purchaser of the proposed New Lease. Seller must include a summary of all tenant finish costs, leasing commissions and other costs associated with any New Lease in any notice delivered by Seller to Purchaser.

10.5 Purchaser Assumes Costs. Upon Closing, Purchaser will assume all liability for, and shall thereafter pay, all amounts (including tenant concessions and tenant improvement costs and leasing commissions or fees): (i) due under or in connection with, New Service Agreements and New Leases entered into in accordance with this Agreement; and (ii) that become payable on or after the Closing Date in connection with existing Leases and Service Agreements (notwithstanding the fact that such amounts under clauses (i) and (ii) may have been ascertainable prior to the Closing Date). If Seller has provided any tenant with free rent under the terms of its Lease (the “Free Rent”), then Seller agrees, at the Closing, to provide Purchaser with a credit against the Purchase Price equal to that portion of the Free Rent, if any, covering the period after the Closing Date (which Purchaser may, at Purchaser’s option, direct the Title Company to deliver to an escrow account designated by Purchaser). Except as set forth above, Seller will be responsible to pay all leasing commissions and tenant improvement costs currently due and payable under the Leases or that will be due and payable prior to the Closing under the Leases.

ARTICLE XI

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS

11.1 General. Other than Seller’s legal fees, State, County and local transfer taxes, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property required to be discharged by Seller at Closing, expenses Seller might incur in connection with its election to remove objections to title, real estate excise taxes associated with the transfer of the Property, the cost of the base Title Policy (but not the cost of extended coverage or any endorsements), payments made to the Broker as and to the extent provided in Section 15.4 of this Agreement, one-half of the escrow charges and any apportionment to be made pursuant to this Article XI, Purchaser shall pay all costs and expenses of this transaction including any charges associated with the recording of the Deed, title search and examination costs and charges, title premiums and fees associated with extended coverage or any endorsements, Survey costs (including expenses for the Survey ordered by Seller in order to expedite the sale, up to an amount not to exceed $5,000, but only if such Survey was certified in the past three (3) months), one-half of the escrow charges, and costs and expenses for or in connection with any loan obtained by Purchaser in connection with the purchase of the Property or otherwise (including any intangibles, documentary and other taxes and the cost of any lender’s title insurance policy). All other fees or charges not specified shall be paid in accordance with the standard custom and practice for Maricopa County, Arizona, as determined by Escrow Agent. Seller hereby agrees to indemnify and hold Purchaser harmless against any liability incurred by Purchaser because of non-payment of any tax which may be imposed by any governmental agency upon the sale of any items of personal property owned by Seller and included in this transaction provided that such tax is required by law to be paid by sellers or is customarily paid by sellers. The provisions of this Section 11.1 shall survive Closing and the delivery of the Deed and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing

11.2 Prorations. The following are to be apportioned between Purchaser and Seller as of 12:01 a.m. on the Closing Date (provided, however, that in the event that any of the Leases or subleases, if any, covering all or part of the Property provide that the tenants or subtenants thereunder are responsible for direct payment of any of the expenses to the applicable taxing authority or service provider, such expenses shall not be apportioned as between Seller and Purchaser):

(a) Property taxes in accordance with the practice prevailing in the city, county and state where the Property is located;

(b) Rents if, as and when collected, including base rents, escalations, additional rent and percentage rent (“Rents”) as further described below;

(c) Water, sewer, gas, electric, vault and fuel charges, if any;

(d) Operating expenses for the Property including Service Agreements) to be assumed by Purchaser;

(e) Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied; and

(f) Assessments but only for the annual installment for the fiscal year in which the Closing occurs.

Notwithstanding anything contained herein, any real estate tax refunds or rebates which apply to periods before the Closing Date shall remain the property of Seller, and Seller shall have the right to file and pursue any appeals attributable to Seller’s period of ownership of the Property (including any appeal of taxes for the year in which Closing occurs) with respect to tax assessments for the Property. Purchaser shall cooperate with Seller in connection with any such appeal. If Seller is successful in any such tax appeal related to the calendar year in which Closing occurs, Purchaser and Seller shall share in the cost of such appeal and rebates or refunds in the same proportion as the proration of real estate taxes set forth on the Closing Statement executed by the parties at Closing. Seller will also calculate and apply to the Property’s tenants’ accounts credits and charges if and where applicable. Seller will provide copies of this calculation, along with copies of the billings, to Purchaser, along with any balance due to Purchaser. If Purchaser is successful in any such tax appeal attributable to Seller’s period of ownership of the Property, Purchaser and Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the real estate taxes set forth on the Closing Statement executed by the parties at Closing. Purchaser will also calculate and apply credits and charges to tenant’s accounts, where applicable. Purchaser will provide copies of this calculation, along with copies of the billings, to Seller, together with any balance due to Seller.

The provisions of this Section 11.2 shall survive Closing and the delivery of the Deed for a period of one (1) year.

11.3 Rents. (a) Purchaser will receive a credit for all prepaid Rents, if any, paid by any tenants. Rents under the Leases will be adjusted and prorated on an “if as and when collected” basis. If, on the Closing Date, there are any unpaid rents for the month of Closing or past due Rents owed by any tenant for any prior period, Rents collected by Purchaser after the Closing Date from such tenants will be applied first, to amounts due Purchaser for periods following the month in which the Closing occurred, second, to the month of Closing; third, to amounts due Seller for the month prior to Closing; and fourth, to amounts due Seller for periods prior to the month before the Closing occurred. The party receiving such amount shall pay to the other party the portion to which it is entitled, within ten (10) days of its receipt of same.

(b) Supplementing subsection (a) above, additional or escalation rent based upon (x) a percentage of sales or (y) tenant’s share of real estate taxes, operating expenses, labor costs, costs of living indices or porter’s wages (collectively, “Overage Rent”) shall be adjusted and prorated on an “if, as and when collected” basis. The following shall apply to the extent Overage Rent is billed on the basis of Landlord’s estimates or an annual budget, which is subject to subsequent reconciliation and readjustment with each such tenant at the end of the applicable year:

(i) At least two (2) Business Days prior to the Closing Date, Seller shall provide Purchaser with a reconciliation statement for calendar year 2017 through the end of the calendar month preceding the Closing Date, with all necessary supporting documentation, as to the Overage Rent paid by the tenants for calendar year 2017. Such reconciliation statement shall indicate any difference between the Overage Rent paid by the tenants (based on Seller’s annual 2017 budget for real estate taxes and operating expenses) and the amount that should have been paid by the tenants through the Closing Date (based on the actual expenses covering such time period);

(ii) If Seller has collected more on account of such Overage Rent than such actual amount for such time period (with it being acknowledged that such calculation shall be made only with respect to actually collected Overage Rent sums for such time period, and not any such sums that may be so receivable from tenants), then the amount of such difference shall be credited to Purchaser at Closing;

(iii) If Seller has collected less from the tenants for Overage Rents than the actual amounts for such time period, then the amount of such under-collected rents shall be paid and delivered to Seller if, as and when collected from the applicable tenant following the final reconciliation for the calendar year 2017;

(iv) Any Seller proposed prorations relating to Overage Rent shall be subject to Purchaser’s review and reasonable approval.

(c) The provisions of this Section 11.3 shall survive Closing for a period of one (1) year.

11.4 Costs Incurred Under New Leases. At Closing, Seller shall receive a credit from Purchaser in the aggregate amount of all tenant concessions, tenant improvement costs and leasing commissions or fees actually paid by Seller prior to Closing under or in connection with any New Leases entered into in accordance with this Agreement.

11.5 Security Deposits. All security deposits made by any of the tenants of the Property now held by Seller, as shown on Exhibit B-1, or hereafter received by Seller prior to Closing, will be turned over or credited to Purchaser at Closing, less any portions thereof that have been applied in accordance with the applicable Lease. If Seller is holding any Security Deposits in the form of letters of credit, Purchaser will not receive a credit for such Security Deposits, but Seller must deliver to Purchaser, at the Closing, the original of any such letter of credit, together with all transfer forms (executed, acknowledged and authenticated by Seller, as appropriate) and transfer fees required by the issuer thereof in order for Purchaser to have same transferred to Purchaser immediately following the Closing. Purchaser will indemnify and hold Seller harmless and free from any liability with respect to security deposits turned over or credited to Purchaser and such hold harmless will include any security deposits in the form of letters of credit which are transferred or re-issued in the name of Purchaser. Seller shall reasonably cooperate with Purchaser to cause Security Deposits that are in the form of a letter of credit or other instrument to be transferred to re-issued in the name of Purchaser, and, until such transfer or re-issuance, Seller shall, as Purchaser’s agent and only at Purchaser’s direction, draw on any letter of credit in accordance with the applicable Lease and deliver the proceeds to Purchaser. In the event Purchaser makes such a direction, and Seller effects a draw on the letter of credit and delivers the applicable proceeds to Purchaser, Purchaser agrees to indemnify, defend, and hold Seller harmless from any claims arising therefrom, including any assertion by a tenant that such draw was wrongful or a breach of the applicable Lease, which indemnification shall be inclusive of reasonable attorney’s fees, expenses and disbursements. The provisions of this Section 11.5 shall survive Closing and the delivery of the Deed and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

11.6 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article, including calendar year Seller CAM reconciliations, if any, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after Closing. Payments in connection with the final adjustment will be due within ten (10) Business Days of notice. Purchaser and Seller agree to cooperate and to use commercially reasonable efforts to complete such adjustments, other than for real estate taxes or CAM charges, not more than sixty (60) days after Closing. Purchaser and Seller agree to cooperate and use commercially reasonable efforts to complete adjustments for real estate taxes and for CAM charges on or before the date which is one (1) year after the Closing. This Section 11.6 shall survive Closing.

11.7 Actual Number of Days. All prorations and/or adjustments provided for in this Agreement will be made based on the actual number of days in the month, unless specifically stated otherwise.

ARTICLE XII

DEFAULT

12.1 Default by Purchaser. IF PURCHASER FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN SELLER’S DEFAULT OR THE PERMITTED TERMINATION OF THIS AGREEMENT BY EITHER SELLER OR PURCHASER AS PROVIDED FOR IN THIS AGREEMENT, SELLER WILL BE ENTITLED, AS ITS SOLE AND EXCLUSIVE REMEDY, TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. IT IS AGREED BETWEEN SELLER AND PURCHASER THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN, AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER SHALL RETAIN ALL ITS RIGHTS PURSUANT TO THIS AGREEMENT, AT LAW, AND/OR IN EQUITY, AND NOTHING CONTAINED IN THIS SECTION 12.1, WILL LIMIT THE LIABILITY OF PURCHASER UNDER (I) ANY INDEMNITY PROVIDED BY PURCHASER UNDER THIS AGREEMENT; (II) ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED TO SELLER PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, OR (III) ANY ACTIONS COMMENCED AFTER CLOSING WITH RESPECT TO ANY OBLIGATION OR REPRESENTATION OF EITHER SELLER OR PURCHASER, WHICH BY THE TERMS OF THIS AGREEMENT SURVIVES CLOSING, INCLUDING, BUT NOT LIMITED TO, PROVISIONS REGARDING CONFIDENTIALITY AND PAYMENT OF BROKERAGE FEES.

12.2 Default by Seller. In the event of any default by Seller in the terms of this Agreement, Purchaser’s sole remedies will be either to: (a) terminate this Agreement and receive a refund of the Deposit in full consideration of any claims Purchaser may have against the Seller or (b) to commence within sixty (60) days of the date Closing was to have occurred and diligently prosecute an action in the nature of specific performance; provided, if the default by Seller is a willful failure to close, in addition to its other rights, Purchaser may collect from Seller an amount equal to Purchaser’s actual out of pocket costs incurred in the negotiation of this Agreement and the investigation of the Property up to $75,000. If an action in the nature of specific performance is not an available remedy or if Purchaser elects to commence such action and is unsuccessful, then the Deposit will be returned to Purchaser and the parties released from their obligations under this Agreement (except those that expressly survive termination of this Agreement). Under no circumstances will Purchaser have available to it an action at law or otherwise for damages, except as may be expressly set forth in this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.1 Seller’s Representations. Seller represents and warrants to Purchaser the following as of the Effective Date and as of the Closing Date, provided, however, that Purchaser’s remedies in the instance that any of Seller’s Representations are known to be untrue as of the Closing Date, are limited to those set forth in Article XII:

(a) Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement; and has or at Closing will have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to Closing will have taken, as applicable, all corporate or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.

(b) Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and to Seller’s knowledge, no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Seller to enter into or comply with the terms of this Agreement.

(c) This Agreement and the other Closing Documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller. To Seller’s knowledge, neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which it is bound.

(d) Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) To Seller’s knowledge, the Leases provided to Purchaser by Seller are true, correct and complete copies of the Leases between Seller and the tenants thereunder, including any and all amendments, renewals and extensions thereof. The Schedule of Existing Tenants attached hereto as Exhibit B was prepared for Seller by Seller’s third party manager of the Property, and, to Seller’s knowledge, lists all Leases as of the Effective Date, and is the schedule of Leases maintained by Seller and relied on by Seller for internal administration purposes. To Seller’s knowledge, all outstanding tenant finish costs and leasing commissions currently payable under the Leases or that will be payable prior to the Closing are listed on Schedule 2 attached hereto.

(f) To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any zoning ordinance, land use law or building code with respect to the Property, which violation or alleged violation has not been corrected.

(g) To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any pending or threatened condemnation proceeding against the Property or any formal notice of condemnation with respect to the Property.

(h) To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any applicable law with respect to Hazardous Materials on the Property.

(i) Seller (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(j) To Seller’s knowledge, no pending or threatened litigation involving the Property or Seller or any party having an ownership in or otherwise controlling Seller exists which if determined adversely would restrain or otherwise adversely affect the consummation of the transaction contemplated by this Agreement, would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser under this Agreement or would likely detrimentally affect the value or the use or operation of the Property for its intended purpose. Seller shall notify Purchaser promptly of any such litigation of which Seller becomes aware

(k) To Seller’s knowledge, the Service Agreements provided to Purchaser by Seller are true and correct copies of the Service Agreements relevant to the Property, including any and all amendments thereof.

(l) There are no employees who are employed by Seller or engaged by Seller in the operation, management or maintenance of the Property whose employment will continue after Closing. On and after Closing, there will be no obligations concerning any pre-Closing employees or any property manager of Seller, nor will there be any property management agreement or leasing commissions/brokerage agreement which will be binding on Purchaser or the Property.

(m) Seller (i) is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (i) the assets of Seller do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Seller do not constitute plan assets of one or more such plans; and (iv) transactions by or with Seller are not in violation of state statutes applicable to Seller’s regulating investments of and fiduciary obligations with respect to governmental plans.

13.2 Definition of Seller’s Knowledge. Any representation and/or warranty made “to Seller’s knowledge” will not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term Seller’s “knowledge” means the actual knowledge of the Designated Representative of Seller, without taking into account any constructive or imputed knowledge, and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative of Seller” refers to Kristina Lewison, Seller’s asset manager, whom Seller represents is the person responsible for the operation and management of the Property.

13.3 Purchaser’s Representations, Warranties. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement.

(b) Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent not obtained of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement.

(c) No pending or, to the knowledge of Purchaser, threatened litigation involving Purchaser or any party having an ownership or controlling interest in Purchaser exists which if determined adversely would restrain or otherwise adversely affect the consummation of the transaction contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller under this Agreement.

(d) Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller, including Broker (as defined below), in connection with this Agreement and Purchaser’s acquisition of the Property.

(e) Purchaser (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.

(f) (i)Purchaser is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (ii) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (iii)(a) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; or (b) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

13.4 Seller Survival Period. The representations and warranties made by Seller in Section 13.1 shall survive for the time period(s) set forth in Section 15.23.

13.5 Purchaser Survival Period. The representations and warranties made by Purchaser in Section 13.3 (other than those made in Sections 13.3(e) and (f) which are meant to and shall survive indefinitely) shall survive Closing and delivery of the Deed for a period of six (6) months and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

ARTICLE XIV

ESCROW PROVISIONS

14.1 Escrow Provisions. The Deposit and any other sums (including any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:

(a)	Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement. Escrow Agent shall invest such Escrow Funds in a segregated, interest-bearing money market account at a banking institution reasonably acceptable to Seller and Purchaser, as provided in Section 3.2 and such Escrow Funds shall, unless otherwise expressly set forth herein, be held at such banking institution until disbursed as provided herein, and all such disbursements shall be made to the appropriate payees directly from such banking institution. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income shall become a part of the Escrow Funds and will be the property of the party entitled to the Deposit pursuant to this Agreement. Purchaser’s and Seller’s Federal Identification Numbers are set forth below.

(b)

At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both (except as to a notice of termination delivered by Purchaser under the provisions of Section 6.4, as to which notice of Purchaser only shall be required for the release to Purchaser of the Deposit by Escrow Agent hereunder), Escrow Agent shall (i) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after receipt of such notice of disbursement and if Escrow Agent receives written notice from either Purchaser or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds. Purchaser and Seller hereby agree to send to the other, pursuant to Section 15.6 below, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.

(c)	In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default, gross negligence or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

(d)	Notwithstanding the provisions of Section 14.1(b) (except as to a notice of termination delivered by Purchaser under the provisions of Section 6.4,, as to which notice of Purchaser only shall be required for the release to Purchaser of the Deposit by Escrow Agent hereunder), in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent to justify its doing so or in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing Date, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in Maricopa County, Arizona, or, if such courts do not have jurisdiction as to the parties or matters involved then such court as Escrow Agent shall determine to have jurisdiction thereof.

(e)	Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that upon receipt of the Deposit the Escrow Agent shall hold the Escrow Funds in escrow, and shall disburse the Escrow Funds pursuant to the provisions of this Article XIV.

ARTICLE XV

GENERAL PROVISIONS

15.1 No Agreement Lien. In no event will Purchaser have a lien against the Property by reason of any deposits made under this Agreement or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Property.

15.2 Confidentiality. Either Purchaser or an Affiliated Entity (as such term is defined in Section 15.7) may have previously executed and delivered a separate Confidentiality Agreement to Seller or an affiliate of Seller, a form of which or a copy of an executed copy of which is attached hereto as Exhibit J, and the provisions of the Confidentiality Agreement attached hereto as Exhibit J (whether as a form or an executed copy) are incorporated by reference as if fully set forth herein and shall benefit Seller as “Company” thereunder. The terms of such Confidentiality Agreement, whether executed as a separate document or incorporated as part of this Agreement by reference to the form attached as Exhibit J are hereby extended through Closing or other termination of this Agreement. In furtherance of the foregoing, if Purchaser’s Affiliated Entity executed and delivered the Confidentiality Agreement to Seller or an affiliate of Seller, Purchaser hereby agrees to be bound by the terms and provisions thereof. In addition to the foregoing, the parties agree that no press release may be issued by Seller or Purchaser disclosing the price or the terms of the sale or the identity of the party not making the disclosure without the mutual consent of the parties.

15.3 Headings; Incorporation. The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions. The preamble and recitals are incorporated herein and made a part of this Agreement.

15.4 Brokers. Seller and Purchaser agree that CBRE (the “Broker”) was the only broker with whom the parties negotiated in connection with the sale and purchase of the Property. Seller is obligated to pay any and all brokerage commissions payable to the Broker, in accordance with a separate agreement between it and the Broker. Seller agrees to indemnify and hold Purchaser harmless from the claims of any other party claiming a commission due it by reason of an agreement with Seller. Purchaser agrees to indemnify and hold Seller harmless from the claims of any other party claiming a commission due it by reason of an agreement with Purchaser. The provisions of this Section will survive Closing and the delivery of the Deed or termination of this Agreement and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

15.5 Modifications. This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.

15.6 Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address listed below.

To Purchaser:	NR 844 North LLC c/o TH Real Estate 4675 MacArthur Court, Suite 1100 Newport Beach, CA 92660 Attention: Eric Sobek Telephone No. (949) 809-2645 Email: erik.sobek@threalestate.com

With copies to:	Jillian E. Joseph, Esq. Nuveen c/o TIAA 730 Third Avenue, 13th Floor New York, NY 10017 Telephone No. (212) 916-6848 Email: Jillian.Joseph@nuveen.com

And:	Seyfarth Shaw LLP Two Seaport Lane, Suite 300 Boston, MA 02210 Attention: Catherine L. Burns, Esq. Telephone No: (617) 946-4972 Email Address: cburns@seyfarth.com

To Seller:	TA Realty, LLC 28 State Street, 10th Floor Boston, Massachusetts 02019 Attention: Luke Marchand Telephone No. (617) 476-2716 Email: marchand@tarealty.com

With a copy to:	Stutzman, Bromberg, Esserman & Plifka, P.C. 2323 Bryan Street, Suite 2200 Dallas, Texas 75201 Attention: Kenneth F. Plifka Telephone No. (214) 969-4900 Email: plifka@sbep-law.com

All Notices given in accordance with this Section will be deemed to have been received three (3) Business Days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or electronic mail or one (1) Business Day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

15.7 Assignment. Purchaser will not assign this Agreement or its rights hereunder without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, and any attempted assignment or transfer without Seller’s consent will be null and void ab initio and of no force and effect. The foregoing notwithstanding, provided that Purchaser is in compliance with the conditions hereinafter set forth, Purchaser shall have the right to assign this Agreement, without Seller’s consent, provided (a) the assignment is effective on or before the Closing Date, (b) the assignment is to one Affiliated Entity (as defined below) created by Purchaser for the purpose of purchasing the Property or to an investment advisory client of Purchaser or an entity formed on its behalf, (c) the assignment provides for the assumption of all of Purchaser’s obligations under this Agreement, (d) that such assignee has assumed any and all obligations and liabilities of Purchaser under this Agreement, but, notwithstanding such assumption, Purchaser shall continue to be liable hereunder, and (e) Purchaser provides Seller, at least three (3) Business Days’ prior to Closing, with written notice of such assignment. An “Affiliated Entity” shall mean an entity controlling, controlled by or under common control with the Purchaser named herein. Any assignment which fails to meet the criteria of this Section 15.7 or to which Seller has not otherwise consented shall be null and void ab initio and of no force and effect.

15.8 Further Assurances. Purchaser and Seller hereby agree to complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction. The provisions of this Section will survive Closing.

15.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona without reference to such State’s conflicts of laws principles.

15.10 Offer Only. This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each such party and the Deposit is deposited with the Escrow Agent in accordance with this Agreement.

15.11 Access to Property Files. All files at the Property that relate to tenants whose leases have terminated and who have vacated their units at the Property prior to Closing (the “Former Tenant Lease Files”), together with any and all rights, defenses, causes of action and claims relating thereto, shall remain the property of Seller. Former Tenant Lease Files may be removed from the Property by Seller on or prior to Closing.

15.12 E-mail or PDF Signatures. Signatures to this Agreement, the Site Access and Indemnification Agreement and the Confidentiality Agreement transmitted by e-mail, PDF or other electronic imaging shall be valid and effective to bind the party so signing. Delivery of the execution original of this Agreement or any e-mail signature or PDF thereof may be given on behalf of a party by the attorney of such party.

15.13 Severability. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.

15.14 No Waiver. No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.

15.15 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.

15.16 Limitation of Liability. If Purchaser becomes aware after Closing of any breach and/or violation of any of Seller’s Representations or of any other matter for which Seller would or could become liable to Purchaser, whether hereunder or under any Closing Document, and Purchaser timely commences any action(s) to enforce any alleged breach and/or violation of any of Seller’s Representations or to enforce any other claims for liability against Seller and, notwithstanding any provision to the contrary contained herein or in any document executed by Seller pursuant hereto or in connection herewith, in no event shall Seller be liable for any special, consequential, speculative, punitive or similar damages, nor shall Seller’s liability in any such event or events exceed in the aggregate $353,000.00 (“Seller’s Maximum Liability”) and no claim by Purchaser may be made and Seller shall not be liable for any judgment in any action based upon any such claim unless and until Purchaser’s claims are for an aggregate amount in excess of $50,000.00, in which event Seller’s liability respecting any final judgment concerning such claim(s) shall be for the entire amount thereof, subject to Seller’s Maximum Liability. The amount of Seller’s Maximum Liability shall be inclusive of attorneys’ fees, expenses and disbursements and ancillary court and experts’ costs and fees. Seller agrees that, during the Survival Period, Seller will not make any distribution, dividend or other payment to Seller’s equity owners to the extent that, as a result thereof, the unencumbered capital available to Seller to satisfy any claim under this agreement would be less than Seller’s Maximum Liability. Seller also acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any distribution limitation imposed under the organizational laws (e.g., Sections 18-607(b) and 18-804(c) of the Delaware Limited Liability Company Act and Sections 17-607(b) and 17-804(c) of the Delaware Limited Partnership Act) applicable to Seller; provided however, that all of Seller’s liabilities hereunder shall be subject to all of the limitations on liability set forth in this

Agreement, including this Section 15.16. Notwithstanding anything to the contrary set forth herein, the limitation as to Seller’s liability in this Section 15.16 does not apply to Seller’s liability with respect to prorations and adjustments under Article XI or to claims under Section 15.4. The provisions of this Section 15.16 shall survive Closing and the delivery of the Deed and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

15.17 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.18 Successors and Assigns. Subject to the limitations set forth elsewhere in this Agreement, each and all of the provisions of this Agreement will inure to the benefit of and will be binding upon the successors-in-interest and assigns of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of the parties hereto and to their successors by merger or consolidation.

15.19 No Partnership or Joint Venture. Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.

15.20 No Recordation. Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Purchaser further agrees (a) not to file any notice of pendency, lis pendens or other instrument (other than a judgment) against the Property or any portion thereof, and (b) to be responsible for and to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser of any such notice of pendency, lis pendens or other instrument. The provisions of this Section 15.20 shall survive any termination of this Agreement.

15.21 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

The provisions of this Section 15.21 will survive the Closing and the delivery of the Deed and shall not be deemed merged into the Deed or any instrument of conveyance delivered at the Closing.

15.22 Section 1031 Exchanges. Purchaser and Seller agree that, at either Purchaser’s or Seller’s sole election, this transaction may be structured as an exchange of like-kind properties under Section 1031 of the Code, and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so by written notice to the other party at least five (5) Business Days prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Purchaser and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all liability, costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claim, damages, expenses (including reasonable attorneys’ fees, expenses and disbursements), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. In no event shall any party be required to take record title to any property other than the Property in connection with such transaction, nor shall the non-electing party be required to take an assignment of the purchase agreement for the replacement property. Seller shall not by any agreement or acquiescence to an exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Purchaser that the exchange in fact complies with the Code.

15.23 Seller Survival Period. (a) Seller’s covenants, agreements, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement (except for those set forth in Sections 11.1, 13.1(d), 13.1(i), 15.4, 15.16, 15.21 and this Section 15.23 which are meant to and shall survive indefinitely) and in any Closing Document (except as may be expressly provided in any Closing Document) shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending six (6) months after the Closing Date or, if another period of time is specified, such other period of time (as applicable, the “Survival Period”). It is expressly agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of all representations and warranties in this Agreement or the breach of any covenant or agreement in this Agreement or in any Closing Document (except as set forth above), shall be commenced, if at all, on or before the end of the Survival Period (time being of the essence) and, if not commenced on or before such date, thereafter will be void and of no force or effect. Purchaser shall provide written notice to Seller prior to the expiration of the Survival Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty

(30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable period of time so long as a cure has been commenced and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequences thereof, which must be commenced, if at all, within the Survival Period; provided, however, that if within the Survival Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Survival Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver(s) and release(s) set forth in Sections 1.6 and 1.7 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller.

(b) Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Agreement), but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Due Diligence Period, to terminate this Agreement and receive its Deposit.

(c) The provisions of this Section 15.23 will survive Closing and the delivery of the Deed or termination of this Agreement and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

15.24 Calculation of Time Periods. Unless otherwise specified in this Agreement, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the next day which is a Business Day.

[Signatures follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

SELLER:

THE REALTY ASSOCIATES FUND X, LP., a Delaware limited partnership

By:	Realty Associates Fund X, LLC, it general partner

	By:	TA Realty LLC, its manager

		By:	/s/ James P. Raisides
		Name:	James P. Raisides
		Title:	Sr. Vice President

PURCHASER’S SIGNATURE ON SEPARATE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

PURCHASER:

NR 844 NORTH LLC,
a Delaware limited liability company

By:	Nuveen Global Cities REIT OP, LP,
a Delaware limited partnership, its Sole Member

	By:	TH Real Estate Global Cities Advisors LLC,
a Delaware limited liability company,
its Investment Advisor

		By:	/s/ Michael Boss
		Name:	Michael Boss
Title:
		Date/Time:	2017.11.30/15:56:29-08‘00’

SELLER’S SIGNATURE ON SEPARATE PAGE

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Funds in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article XIV and Section 15.21.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Shannon Bright
Name:	Shannon Bright
Title:	Escrow Officer

SCHEDULE 1

RULES OF CONSTRUCTION

(a) References in this Agreement to numbered Articles and Sections are references to the Articles and Sections of this Agreement. References to any numbered or lettered Exhibits or Schedules are references to the Exhibits or Schedules attached to this Agreement, all of which are incorporated in and constitute a part of this Agreement. Article, Section, Exhibit and Schedule captions are for reference only and do not describe or limit the substance, scope or intent of the individual Articles, Sections, Exhibits or Schedules.

(b) The terms “include”, “including” and similar terms are construed as if followed by the phrase “without limitation” unless such words or the words “but not limited to” already immediately follow.

(c) The terms “Land”, “Improvements”, “Fixtures and Personal Property” and “Property” are construed as if followed by the phrase “or any part thereof”.

(d) The singular of any word includes the plural and the plural includes the singular. The use of any gender includes all genders.

(e) The terms “person”, “party” and “entity” include natural persons, firms, partnerships, limited liability companies and partnerships, corporations and any other public or private legal entity.

(f) The term “provisions” includes terms, covenants, conditions, agreements and requirements. The term “terms” includes provisions, covenants, conditions, agreements and requirements.

(g) The term “amend” includes modify, supplement, renew, extend, replace or substitute and the term “amendment” includes modification, supplement, renewal, extension, replacement and substitution.

(h) Reference to any specific law or to any document or agreement, includes any future amendments, modifications, supplements and replacements to the law, document or agreement, as the case may be.

(i) No inference or construction in favor of or against a party may be drawn from the fact that the party drafted this Agreement, but shall be construed as if both parties prepared this Agreement.

(j) All obligations, rights, remedies and waivers contained in this Agreement will be construed as being limited only to the extent required to be enforceable under the Law.

(k) The term “Business Day” means any day other than Saturday or Sunday or legal holiday in the State of New York, Commonwealth of Massachusetts or the State or Commonwealth where the Property is located.

(l) References to any time in this Agreement means Pacific Standard Time, as such time may be adjusted to Pacific Daylight Time.

SCHEDULE 2

OUTSTANDING TENANT FINISH COSTS AND LEASING COMMISSIONS

1. Tom Auto Parts, Inc.: Tenant is owed a tenant improvement allowance of $105,264, as long as Tenant makes a request for same on or before December 31, 2017; if such Tenant has not requested such allowance on or before Closing, such amount will be deposited into escrow (rather than credited to Purchaser) with the Escrow Agent pursuant to an escrow agreement which provides that, if requested by Tenant prior to December 31, 2017 in accordance with such Tenant’s Lease, Escrow Agent shall disburse same to Purchaser and, if not so requested by Tenant on or before such date, Escrow Agent will disburse same to Seller.

EXHIBIT A

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED XXX, IN THE COUNTY OF MARICOPA, STATE OF ARIZONA, AND IS DESCRIBED AS FOLLOWS:

The South 440.50 feet of Lot 11, PAPAGO WEST, according to Book 397 of Maps, page 36, records of Maricopa County, Arizona

Except all oil, gas, petroleum, hydrocarbon substances and other minerals below a depth of 500.00 feet measured vertically from the present depth of 500.00 feet as reserved in Document No 92-357430.

EXHIBIT B

SCHEDULE OF EXISTING TENANTS

•	Veritiv Operating Company, Lease Agreement dated May 19, 2017

•	Tom Auto Parts, Inc., Lease Agreement dated May 19, 2017

EXHIBIT B-1

SCHEDULE OF SECURITY DEPOSITS

TENANT	AMOUNT
Tom Auto Parts, Inc.	$51,858.96

EXHIBIT C

LIST OF SERVICE AGREEMENTS

Exterior Day Porter

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Tritech Service, Contractor, dated June 30, 2017.

Exterior Lighting Maintenance

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Eco Power, LLC, Contractor, dated June 10, 2015.

Fire Alarm Monitoring, and Alarm, Extinguisher & Backflow Inspections

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Aero Automatic Sprinkler Company, Contractor, dated March 9, 2016.

Fire Sprinkler Inspections (Wet System) & Fire Pump Testing

Agreement by and between Transwestern Commercial Services Arizona, LLC, Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Alliance Fire Protection Company, Contractor, dated December 6, 2013.

Landscaping

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and AME Southwest, Inc., Contractor, dated May 13, 2015.

Parking Lot Sweeping

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Ace Surface Maintenance, Contractor, dated February 18, 2016.

Pest Control

Agreement by and between Transwestern Commercial Services Arizona, LLC, Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Burns Pest Control, Contractor, dated December 9, 2013.

Roof Cleaning

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Tritech Service, Contractor, dated November 16, 2016.

Sidewalk Power Washing

Agreement by and between Transwestern Commercial Services Arizona, LLC, Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Tritech Service, Contractor, dated December 30, 2014.

Window Cleaning

Agreement by and between Cushman and Wakefield U.S., Inc., Agent, on behalf of The Realty Associates Fund X, L.P., Owner, and Professional Sky Climbing Service, Inc., Contractor, dated November 25, 2015.

EXHIBIT D

SPECIAL WARRANTY DEED

AFTER RECORDING RETURN TO:

Attention:

SPECIAL WARRANTY DEED

THE STATE OF ARIZONA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MARICOPA	§

THAT, THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid to Grantor by                              (“Grantee”), whose mailing address is                         ,                                 , Attention:                                 , the receipt and sufficiency of such consideration being hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY unto Grantee that certain real property being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements, structures and fixtures situated thereon (collectively, the “Property”); subject, however, to those matters more particularly described in Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights, and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns forever, subject to the Permitted Exceptions; and Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Exceptions, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming, or claim the same, or any part thereof, by, through, or under Grantor, but not otherwise.

Grantee, by its acceptance hereof, hereby assumes payment of all standby charges, ad valorem real estate taxes and assessments with respect to the 2017 calendar year and subsequent calendar years not yet due and payable, each to the extent attributable to all or any portion of the Property

[SEE SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Deed has been executed by Grantor to be effective as of the              day of                 , 2017.

GRANTOR:

THE REALTY ASSOCIATES FUND X, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund X LLC,
a Massachusetts limited liability company,
general partner

	By:	TA Realty LLC,
a Massachusetts limited
liability company,
Manager

By:
Name:
Title:

THE STATE OF	§
COUNTY OF	§

On             , 2017, before me, the undersigned, a Notary Public in and for said State, personally appeared             , a              of TA Realty LLC, in its capacity as the manager of Realty Associates Fund X LLC, in its capacity as general partner of THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

(SEAL)
Notary Public in and for the said State

EXHIBIT A TO DEED

LEGAL DESCRIPTION

EXHIBIT B TO DEED

PERMITTED EXCEPTIONS

(1)	Non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof which are not yet due and payable, subject to the provisions of Section 11.2;

(2)	Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of Closing, or created by, through or under Purchaser;

(3)	Laws and governmental rules, regulations, including all building codes, zoning regulations and ordinances, that affect the Property and its use, operation and maintenance;

(4)	Such state of facts as are or as may be shown on an accurate and current survey of the Property and by inspection of the Property;

(5)	Rights of tenants, as tenants only, under the terms and conditions of all Leases; and

(6)	The following exceptions:

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered as of this             day of                     , 20            by and between                                                      , a                                     whose mailing address is                                                                                                     (“Assignor”) and                                                  , a                                                  whose mailing address is                                                                                                 (“Assignee”).

WITNESSETH:

WHEREAS, in accordance with that certain Purchase and Sale Agreement (“Agreement”) dated as of                             , 20    , between Assignor, as Seller, and Assignee, as Purchaser, Assignor has agreed to convey to Assignee that certain Property located at                                                                                                                                                , as more particularly described on Exhibit “A” to the Agreement (capitalized terms used in this Assignment and not specifically defined herein will have the meanings ascribed to them in the Agreement); and

WHEREAS, Assignor desires to assign its interests in and Assignee desires to accept the assignment of Assignor’s interest in the Leases and Service Agreements and, to the extent assignable, the Intangible Property on the terms and conditions provided herein including Assignee’s assumption of Assignor’s obligations under the Leases, the Service Agreements and the Intangible Property; and

NOW, THEREFORE, IN CONSIDERATION of the purchase of the Property by Assignee from Assignor, and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignment of the Leases.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor’s right, title and interest in and to the Leases described on Exhibit A attached hereto and made a part hereof including any security deposits thereunder held by Assignor and any lease guaranties pertaining to the Leases.

Assignee hereby accepts the assignment of all of Assignor’s right, title and interest in and to the Leases, and assumes all the obligations of Assignor under and arising out of the Leases which are applicable to the period from and after the date hereof and of the obligations of Assignor respecting the security deposits turned over or credited to Assignee and Assignee will hold Assignor harmless and free from any liability with reference to the security deposits to the extent same are received by or credited to Assignee.

2.	Assignment of the Service Agreements.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor’s right, title and interest in and to the Service Agreements with the service providers described on Exhibit B attached hereto and made a part thereof.

Assignee hereby accepts the assignment of all of Assignor’s right, title and interest in and to the Service Agreements, and assumes all the obligations of Assignor under and arising out of the Service Agreements which are applicable to the period from and after the date hereof.

3.	Assignment of the Intangible Property.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor’s right, title and interest in and to the Intangible Property, to the extent assignable.

Assignee hereby accepts the assignment of all of Assignor’s right, title and interest in and to the Intangible Property, and assumes all the obligations of Assignor under and arising out of the Intangible Property which are applicable to the period from and after the date hereof.

4.	Non-recourse to Assignor.

The assignments and transfers of Assignor made pursuant to this Assignment and Assignee’s acceptance of the same are without any representation (other than the representation of due execution set forth in paragraph 6 hereof) or warranty by Assignor and without any right of recourse against Assignor.

5.	Successors and Assigns.

All of the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

6.	Authority.

Assignor and Assignee covenant and represent to each other that they have the power and authority to enter into this Assignment and that the persons duly executing this Assignment on behalf of Assignor and Assignee, respectively, have the requisite power and authority to do so.

7.	Governing Law.

This Assignment will be governed by and construed in accordance with the laws of the State in which the Property is located without reference to such State’s conflicts of laws principles.

8.	Counterparts.

This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

ASSIGNEE:

By:
Name:
Title:

EXHIBIT F

FIRPTA CERTIFICATE

[NOTE — ASSUMES DISREGARDED ENTITY]

CERTIFICATE REGARDING FOREIGN INVESTMENT

IN REAL PROPERTY TAX ACT

(ENTITY TRANSFEROR)

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of a U.S. real property interest by                                               (“Transferor”) the undersigned hereby certifies, in the capacity stated below, but not in his or her individual capacity, the following on behalf of Transferor:

1. Transferor is a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code;

2. The undersigned, [                                    ], a [                                    ] (“[            ]”) is, directly and/or indirectly, the owner of all of the equity interests in Transferor;

3. [            ] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. [            ] is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii)

3. [            ]’s Federal Employer Identification Number is [                    ].

4. [            ]’s and Transferor’s office address is:

[                                             ]

[                                             ]

[                                             ]

5. The address or description of the property which is the subject matter of the disposition is:

[                                             ]

[                                             ]

[            ] understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[            ] declares that it has examined this certification and, to the best of its knowledge and belief, certifies that this certification is true, correct and complete, and further declares that the individual executing this certification on behalf of [            ] has full authority to do so.

DATED: [                        , 20    ]

By:
Name:
Title:

EXHIBIT G

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made this             day of                 , 20            by                         , a                             (“Seller”), in favor of                             , a                                     , whose mailing address is                                      (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of                     , 20            (the “Agreement”). Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller’s right, title and interest in and to the Fixtures and Personal Property without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Agreement.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Arizona.

SELLER:

By:
Name:
Title:

EXHIBIT H

OWNER’S AFFIDAVIT

Title Commitment Number                                     (the “Commitment”)

BEFORE ME, the undersigned, personally appeared                                                                          (the “Affiant”), in the capacity stated below, but not in his his/her individual capacity, on behalf of                                                              (“Owner”), who first being duly sworn, deposes and says, to the best of Affiant’s knowledge, to                                         :

1. There has been no work, services or labor performed or material furnished in connection with repairs or improvements on the property by or for Owner within one hundred and twenty (120) days prior to the date of this Owner’s Affidavit, which remain unpaid; or in the event work has been performed, services rendered, or materials furnished in connection with construction, repair, or improvement on the property described in the Commitment (the “Property”) by or for Owner during such period, that all such work performed, services rendered, or materials furnished will be paid by Owner in the ordinary course of business.

2. There are no parties in possession of said property other than the undersigned and the tenant[s] listed on Exhibit “A” attached hereto and made a part hereof.

3. All management fees heretofore accrued, if any, relating to said Property, have been or will be paid in the ordinary course of business.

4. There are no amounts due and payable by Owner under the declarations listed in Exception 12 of Schedule B-Section II of the Commitment.

[Signature follows.]

Dated as of                  , 2017

AFFIANT:

Name:

Sworn to before me this

    day of                 , 20

(Notary Public)

EXHIBIT “A” TO OWNER’S AFFIDAVIT

LIST OF TENANTS

[TO BE INSERTED/ANNEXED]

EXHIBIT I

TENANT ESTOPPEL CERTIFICATE

TO:	The Realty Associates Fund X, L.P. (“Landlord”)
c/o TA Realty, LLC
28 State Street, 10th Floor
Boston, Massachusetts 02019

and:
(“Purchaser”)

Re:	Property Address:
Lease Date:
Between , Landlord and
, Tenant
Square Footage Leased: (the “Premises”)

Suite No.
Floor:

The undersigned tenant (“Tenant”) hereby certifies to Purchaser, any lender of Purchaser, and Landlord as follows:

1. The above-described Lease has not been canceled, modified, assigned, extended or amended except             .

2. Rent has been paid to the first day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except $            , and the amount of the security deposit is $            .

3. Rent is currently payable in the amount of $             monthly exclusive of Tenant’s share of taxes and operating expenses. The Lease provides for Tenant to pay all operating expenses, real estate taxes, insurance premiums, and all costs of utilities for the Premises. [IF THE TENANT PAYS EXPENSES OVER A BASE YEAR OR AN EXPENSE STOP, ADD THE FOLLOWING: “to the extent such expenses exceed the expenses incurred by Landlord in the              calendar year.” OR “to the extent such expenses in any calendar year exceed $            .” [MAY NEED MODIFICATION IF TENANT PAYS UTILITIES DIRECTLY.]

4. The Lease terminates on                 , 20    . Tenant has no renewal options under the Lease, except as follows:                         .

5. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except                                                                                       . There are no outstanding tenant allowances, payments due to or on behalf of Tenant and no remaining free rent periods except:                                                                                                   .

6. The Lease is in full force and effect. To Tenant’s actual knowledge, there are no uncured defaults in the performance of Landlord’s obligations under the Lease, and Tenant has no existing claim against Landlord by reason of any default by Landlord in the performance of Landlord’s obligations under the Lease. To the best of Tenant’s knowledge, there are not any uncured defaults in the performance of Tenant’s obligations under the Lease. Tenant has not assigned all or any portion of its interest under the Lease and has not sublet, or granted a concession of, any portion of the Premises.

7. The base year for operating expenses and real estate taxes, as defined in the said Lease is                                                          .

8. Tenant has no right or option pursuant to the said Lease or otherwise to purchase all or any part of the Premises or the building of which the leased premises are a part.

9. There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the Premises and building.

10. The person executing this estoppel certificate on behalf of Tenant hereby certifies that he/she has knowledge of the matters stated herein and has the authority to execute this estoppel certificate on behalf of Tenant.

11. The statements contained herein may be relied upon by the Landlord and by any prospective purchaser of the property of which the premises is a part (including Purchaser) and its mortgage lender.

If a blank in this document is not filled in, the blank will be deemed to read “none”.

If Tenant is a corporation or other entity, the undersigned signatory is duly appointed officer or other signatory and has the authority to bind the Tenant.

Dated this              day of             , 20        :

TENANT:
By:
Name:
Title:

EXHIBIT J

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of the              day of                 , 20     between                      as Reviewer (the “Reviewer”) a                     , with an address at                          and                      (the “Company”), having an address at c/o TA Realty, LLC, 28 State Street, 10th Floor, Boston, Massachusetts 02019.

RECITALS

The Company has agreed to permit the Reviewer to review certain proprietary information pertaining to the real estate identified in Schedule A annexed hereto (the “Asset”) for the sole purpose of allowing Reviewer to determine whether Reviewer wishes to make an offer to purchase the Asset (“Transaction”). Reviewer agrees that the information may be used for no other purpose.

In connection therewith, the Company has agreed to permit the Reviewer to review and inspect certain non-public documents, files and other information relating to the Asset and/or the Transaction, which information (the “Evaluation Material”) may include economic, commercial, marketing and financial information that is confidential and/or proprietary in nature. Therefore, the Company has required the Reviewer to execute and deliver this Agreement as a condition to any right to review and inspect the information. Evaluation Material includes all information regarding the Asset and/or Transaction disclosed by or on behalf of the Company other than information that (i) at the time of disclosure or thereafter is available to the public other than as a result of a breach of this Agreement; (ii) is already in Reviewer’s possession or becomes available to Reviewer on a non-confidential basis from a source other than Company, provided that such source is not bound by an obligation of confidentiality to Company; or (iii) has been independently developed by Reviewing Party without violation of this Agreement.

In consideration of being granted the opportunity to review and inspect the Evaluation Material, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

Section 1. Purpose. The Reviewer agrees that its review and inspection of the Evaluation Material shall be solely to conduct due diligence not as an agent, representative or broker of any undisclosed party, other than Reviewer’s investment advisory clients.

Section 2. Non-Disclosure and Use of Evaluation Material.

(a) The Reviewer agrees that, except as set forth below, all Evaluation Material shall be used by the Reviewer solely for the purpose stated above. The Reviewer further agrees not to disclose any of the Evaluation Material, to any third party other than its Representatives (as defined below), without the prior written consent of the Company.

(b) Any of the Evaluation Material that is required to be disclosed by law or by regulatory or judicial process may be disclosed without the Reviewer being in breach of its obligations under this Agreement. The Reviewer will provide the Company written notice at the address provided herein (to the extent not prohibited by law) so as to enable the Company, at its sole expense to take action to seek a protective order or other appropriate remedy to ensure confidential treatment of the Evaluation Material. The Reviewer agrees to furnish only that portion of the Evaluation Material as is legally required and agrees to cooperate with the Company on a reasonable basis in its efforts to obtain a protective order.

(c) Notwithstanding the foregoing, Reviewer may disclose the Evaluation Material to its directors, officers, employees, agents, attorneys, lenders, accountants, investors, financial advisors and affiliates (collectively, “Representatives”) who need to know such information for purposes of evaluating the potential purchase transaction, it being agreed that Reviewer shall make each such Representative aware of the confidential nature of the Evaluation Material and shall require each such Representative to treat such Evaluation Material confidentially in accordance with this Agreement.

Section 3. Review of Evaluation Material. The Evaluation Material will be made available for review by Representatives of the Reviewer at a location and time and in a manner determined by the Company.

Section 4. Return or Destruction of Evaluation Material. Upon written demand by the Company or upon termination of the Agreement, the Reviewer agrees to promptly destroy the Evaluation Material previously delivered to Reviewer. Notwithstanding the foregoing, Reviewer may retain one copy of the Evaluation Material if required by law, regulation or mandated by prudent corporate policy, and will continue to treat it in accordance with the terms of this Agreement. Furthermore with regard to information in electronic form which is difficult to extract, Reviewer will retain such information and continue to treat it in accordance with the terms of this Agreement. All of the Reviewer’s obligations hereunder and all of the Company’s rights and remedies hereunder with respect to any retained information shall survive termination of this Agreement.

Section 5. Reliance on Third Party Engineering and Environmental Reports and Other Evaluation Material.

(a) The Reviewer acknowledges and agrees that the Company makes no warranties or representations, whether express or implied, in fact or in law, with respect to the content, accuracy or completeness of financial statements, documents pertaining to the real property and improvements on the Asset and any of the Evaluation Material, unless expressly set forth in a separate agreement. Unless otherwise expressly provided therein, all Evaluation Material, including, without limitation, the engineering and environmental reports of third party engineering and environmental firms, has been prepared for use solely and exclusively by the Company or the Company’s predecessors in interest. Such reports and other Evaluation Material are provided for information purposes only, and the Reviewer hereby agrees that such reports and other Evaluation Material shall not be relied upon as indicators of the value of the Asset. The Company has not directed the manner or method any such firm or other person utilized in performing its work or producing its report or other Evaluation Material, and the Reviewer shall make its own independent determination as to the adequacy or correctness thereof or the assumptions used and conclusions reached therein. The Reviewer specifically acknowledges that the engineering and environmental consultant industries may not be regulated and that neither the scope of any such work nor any such report may satisfy various governmental requirements or identify all possible engineering or environmental issues or concerns. The Reviewer also acknowledges that conditions at any particular portion of the Asset and the surrounding area may have changed since such reports were performed.

(b) The Reviewer shall not have the right to rely upon, and hereby expressly agrees not to rely upon, the conclusions or other data set forth in any reports or any other Evaluation Material and shall have no recourse against the Company or its shareholders, partners, members, officers, trustees, employees, agents, advisors, counsel or other representatives, including the preparers of such reports or other Evaluation Material, in the event of any errors therein or omissions therefrom or for any other reason, unless otherwise agreed to by the parties hereto in a separate written agreement. The Company shall not (i) have any obligation or responsibility whatsoever, or (ii) make any representation or warranty or assume any duty or obligation, for the adequacy, completeness, accuracy, form or content of the scope of any work or any such report or other Evaluation Material, the existence or non-existence of any facts related thereto, the performance or quality of any work performed or the absence of defects therefrom, or the financial condition or professional qualifications of or the reporting thereof by any such firm or other person, unless otherwise agreed to by the parties hereto in a separate written agreement. Only those representations and warranties that may be made by the Company in the definitive documentation regarding the Transaction contemplated hereby shall have any legal effect. The Company’s acceptance, review or use of any such report or other Evaluation Material shall not constitute (i) an approval of any such report or other Evaluation Material, (ii) a waiver of any of its rights under any agreements it has relating to environmental matters, or (iii) a release of any person of its obligations under any agreements it has relating to environmental matters.

(c) The Reviewer’s decision to purchase or not to purchase the Asset is and will be based on the Reviewer’s independent evaluation of the Asset. The Reviewer is experienced in evaluating, owning and holding commercial real estate in the nature of the Asset. The Reviewer is familiar with the risks associated with commercial real estate sale transactions.

(d) The Company agrees not to claim any conflict of interest solely by reason of any such engineering or environmental firms whose work is part of the Evaluation Material, discussing its report with the Reviewer or the Reviewer utilizing any such firm in its investigation of the Asset, provided that the Reviewer shall be solely responsible for any associated costs and expenses. If the Reviewer utilizes any such firm, the Reviewer acknowledges and agrees that it has selected such firm on the basis of independent information and has not relied upon or received any recommendation from the Company and that such firm and the Reviewer shall be responsible for determining the appropriate level or inquiry and scope of services to be provided to the Reviewer, and such firm shall conduct such services independent of the services conducted for the Company. Although such firm may utilize records it utilized on behalf of the Company, the Reviewer and such firm shall be solely responsible for determining the need to update or further research such records, without reliance on the Company. Reviewer shall promptly provide to the Company (without recourse or cost to, nor any representation or warranty by, Reviewer) a copy of all final, non-confidential engineering or environmental reports, provided the Company signs a non-reliance letter if requested by Reviewer and the Company agrees that any such engineering or environmental report shall not be distributed to any third party during the period that the Reviewer is evaluating the Evaluation Material or any time thereafter, if Reviewer acquires the Asset.

Section 6. Property Inspection. The Reviewer agrees that without written consent from the Company, the Reviewer will not seek to gain access to any non-public areas of the Asset, or to any books and records of the Asset other than those made available by the Company. The Reviewer agrees not to communicate with any tenant, property manager, engineer, or other person having rights and/or responsibilities with respect to the Asset or any of the Evaluation Material without prior written notice to the Company, and permitting the Company to have a representative present during such communications.

Section 7. Termination. Notwithstanding anything to the contrary set forth herein, this Agreement shall remain in full force and effect until the earlier of (a) twelve (12) months from the date hereof, or (b) the sale, if any, of the Asset to the Reviewer or the Reviewer’s affiliate or subsidiary or permitted assignee under any purchase and sale agreement for the Asset, in which case this Agreement shall be attached as an exhibit to the purchase and sale agreement between the Company and the Reviewer or the Reviewer’s permitted affiliate or subsidiary.

Section 8. Remedies. In the event the Reviewer or any of its Representatives fails in any respect to comply with its obligations under this Agreement, the Reviewer shall be liable to the Company for such breach, and the Company shall be entitled to exercise any right, power or remedy available to the Company at law or in equity for such breach. Such remedies may include, without limitation, the right to sue for specific performance, injunctive or other equitable relief and/or damages. No forbearance, failure or delay in exercising any such right, power or remedy shall operate as a waiver thereof.

Section 9. Applicable Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Arizona without giving effect to its conflict of laws principles.

Section 10. Notices. All notices and other communications required or permitted under this Agreement (“Notices”) must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery with all charges prepaid, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address indicated in this Agreement. The Reviewer or the Company each may change from time to time the address to which Notices must be sent, by Notice given in accordance with this Section. All Notices given in accordance with this Section will be deemed to have been received three (3) Business Days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or electronic mail or one (1) Business Day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

Section 11. Unenforceable Provisions. If any provision of this Agreement is found to be illegal or unenforceable or would operate to invalidate this Agreement, then the provision will be deemed to be expunged, and this Agreement will be construed as though the provision was not contained herein and the remainder of this Agreement will remain in full force and effect.

Section 12. Entire Agreement. Any agreements between the parties relating to the matters described herein are contained in this Agreement, which contains the complete and exclusive statement of the agreements between the Company and Reviewer, except as the Company and Reviewer may later agree in writing to amend this Agreement.

Section 13. No Oral Amendment. This Agreement may not be amended, waived or terminated orally or by any act or omission made individually by the Company or Reviewer but may be amended, waived or terminated only by a written document signed by the party against whom enforcement of the amendment, waiver or termination is sought.

Section 14. No Discussion. Reviewer shall not discuss bid pricing with any other party other than its Representatives, or reveal to any party other than its Representatives the amount of Reviewer’s bid.

Section 15. E-mail or PDF Signatures. To facilitate execution of this Agreement, Reviewer may provide its signature by electronic mail (e-mail), or portable document format (PDF) of the signature page to Company, which shall be effective as an original signature page for all purposes. Delivery of the execution original to the Agreement or any e-mail signature or PDF thereof may be given on behalf of Reviewer by the attorney of Reviewer.

Section 16. No Agreement of Sale. Nothing contained herein or otherwise shall obligate the Company to convey, or the Reviewer to acquire, the Asset, it being understood that such obligation shall only arise, if at all, pursuant to a purchase and sale agreement negotiated and executed by the Company and Reviewer on terms acceptable to both, in each of their sole and absolute discretion.

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IN WITNESS WHEREOF, a duly authorized representative of the Reviewer has executed this Agreement as of the date set forth below:

REVIEWER:

, a
By:
Federal Tax Identification	Name:
No.	Title:

SCHEDULE A

ASSET NAME

CITY, STATE

EXHIBIT K

SITE ACCESS AND INDEMNIFICATION AGREEMENT

[execution version to be attached]

EXHIBIT L

TENANT NOTICE LETTER

, 20

HAND DELIVERED

TO:	All Tenants at (the “Property”)

RE:	Notification Regarding Change of Ownership

This letter is to notify you as a Tenant at the referenced Property, that the Property has been sold by T-C Lakewood Corporate Center LLC (“Seller”), to                          (“Purchaser”). As of the date hereof, your Lease has been assigned by Seller to Purchaser. From the date of this letter, any and all unpaid rent as well as all future rent, or any other amounts due under the terms of your Lease, shall be directed as follows:

As part of the sale, all refundable tenant deposits, if any, actually held by Seller with respect to the Property have been transferred to, and Seller’s obligations with respect to such deposits have been assumed by, Purchaser as of the date of this letter. Any and all payments of rent (or other sums due under your Lease) hereafter paid to any party other than Purchaser shall not relieve you of the obligation of making said payment to Purchaser.

Purchaser:

By:
Name:
Title:

Seller:

By:

Name:

Title:

EXHIBIT M

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